February 28, 2007

Mr. Stuart P. Litt

Northport Systems, Inc.

215 Scudder Avenue

Northport, NY 11768

Dear Stuart:

American Technical Ceramics Corp. would like to extend the January 1, 2004 Consulting Agreement between American Technical Ceramics Corp. and Northport Systems, Inc. for a period of one year. The extended Agreement would expire on December 31, 2007. This would be the third one-year extension of this Agreement. Other than the extension of the Agreement, all terms of the Agreement would remain the same.

If you agree to extend the Consulting Agreement until December 31, 2007, please sign one copy of this letter and return it to my attention at the address below.

Yours truly,
/S/ Kathleen M. Kelly
Kathleen M. Kelly Vice President – Administration

KMK

Agree to:

/S/ Stuart P. Litt	March 1, 2007
Stuart P. Litt For Northport Systems, Inc.	Date